STOCK REIMBURSEMENT AGREEMENT

THIS STOCK REIMBURSEMENT AGREEMENT is entered into between Consolidated Minerals Management, Inc., a Montana corporation (“CMMI” or the “Company”), Timothy G. Byrd, Sr. (“Byrd”), and Sonny Wooley (“Wooley”).

CMMI has retained certain advisors in order to obtain financing. The advisors that are effecting this offering required an upfront payment of 1,000,000 shares of CMMI common stock for their services. However, CMMI currently has authorized capital of only 50,000,000 shares, of which 49,544,226 are outstanding. CMMI therefore could not legally issue the shares to be provided to the advisors.

Byrd and Wooley have therefore agreed to transfer certain shares that they own personally to the advisors in order that the advisors may perform services for the Company in exchange for other shares to be issued to them once CMMI has sufficient authorized capital to do so.

THEREFORE, IT IS HEREBY AGREED AS FOLLOWS:

1.	Acknowledgment of transfer of Byrd’s and Wooley’s shares. The Company acknowledges Byrd’s and Wooley’s transfer of 500,000 shares apiece to the Company’s advisors.

2.
Reimbursement of shares to Byrd and Wooley. CMMI agrees to issue to Byrd and Wooley 750,000 shares each of CMMI common stock, for a total amount of 1,500,000 shares. These shares will be restricted stock of CMMI pursuant to Rule 144 promulgated under the Securities Act of 1933. Because of the restricted nature of the stock being issued to Byrd and Wooley, CMMI has agreed to issue Byrd and Wooley shares in an amount greater than the shares they have agreed to transfer to the advisors.

3.
Acknowledgements. Byrd and Wooley acknowledge that the Company does not have sufficient authorized capital to issue these shares now, but the Company agrees to issue these shares promptly after any increase in authorized capital that would give the Company sufficient authorized capital to meet this obligation.

SIGNED this __ day of November, 2007.